AMENDED AND RESTATED

AMERICAN BITCOIN CORP.
2025 OMNIBUS INCENTIVE PLAN

1.
General.
1.1
Purpose. The purposes of the Plan are to attract and retain the best available personnel for the Company and its Affiliates, to provide additional incentives to such personnel and to promote the success of the business of the Company and its Affiliates. Capitalized terms not defined in the text are defined in Section 16.
1.2
Available Grants. The Plan provides for the grant of the following Grants: (a) Incentive Stock Options, (b) Nonstatutory Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock Grants, (e) Restricted Stock Unit Grants, (f) Performance Grants, and (g) Other Grants.
2.
Shares Subject to the Plan.
2.1
Number of Shares Available. Subject to any Capitalization Adjustment and any other applicable provisions in the Plan, the total number of Shares reserved and available for issuance pursuant to the Plan (the “Share Reserve”) shall on the Effective Date be a number of Shares equal to 181,964,231 (the “Initial Share Reserve”). The Share Reserve will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2026 and ending on (and including) January 1, 2035 by the lesser of (a) a number of Shares equal to the excess of (i) twenty percent (20%) of the number of issued and outstanding Fully Diluted Shares on December 31st of the immediately preceding calendar year over (ii) the number of Shares then reserved for issuance under the Plan as of such date and (b) such number of Shares determined by the Board.
2.2
Share Recycling. Following the Effective Date, any Shares subject to an outstanding Grant or any portion thereof granted under the Plan will be returned to the Share Reserve and will be available for issuance in connection with subsequent Grants under the Plan to the extent: (a) such Grant (or such portion) are cancelled, forfeited, or settled in cash; (b) such Shares are used to pay the Exercise Price of such Grant (or such portion) or any Tax-Related Items arising in connection with vesting, exercise or settlement of such Grant (or such portion); (c) such Grant (or such portion) are surrendered pursuant to an Exchange Program; (d) such Grant (or such portion) expire by their terms at any time; or (e) such Grant (or such portion) or such Shares are reacquired by the Company pursuant to a forfeiture provision or repurchase right by the Company (“Returning Shares”). Accordingly, the Share Reserve is a limitation on the number of Shares that may be issued pursuant to the Plan and does not limit the granting of Grants, since Returning Shares can be granted subject to Grants more than once. Shares subject to Substitute Grants (as defined in Section 13.2) will not be deducted from the Share Reserve; provided that (i) Substitute Grants issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the Incentive Stock Option Limit, and (ii) Shares subject to any Substitute Grant may not be returned to the Share Reserve as Returning Shares.
2.3
Incentive Stock Option Limit. Subject to any Capitalization Adjustments, the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be equal to the Initial Share Reserve (the “Incentive Stock Option Limit”).
2.4
Adjustment of Shares. After the Effective Date, if the number of outstanding Shares is changed or the value of the Shares is otherwise affected by a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend) recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of the Company or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), without consideration (a “Capitalization Adjustment”), then (a) the maximum number and class of Shares or type of security reserved for issuance and future grant from the Share Reserve set forth in Section 2.1, including Returning Shares, (b) the Exercise Price, Purchase Price, and number and class of Shares or type of security subject to outstanding Grants, and (c) the number and class of Shares subject to the Incentive Stock Option Limit set forth in Section 2.3, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with Applicable Laws; provided that fractions of a Share will not be issued.
2.5
Source of Shares; Use of Proceeds; Share Class. The Shares issuable under the Plan will be authorized but unissued or forfeited shares, treasury shares or shares reacquired by the Company in any manner. At all times the Company will reserve and keep available a sufficient number of Shares as are reasonably required to satisfy the requirements of all Grants granted and outstanding under the Plan. Proceeds from the sale of Shares pursuant to Grants will constitute general funds of the Company. The Board may determine to make Grants that are based on shares of Class C Common Stock which may be convertible into Shares.
3.
Eligibility.

Incentive Stock Options may be granted only to Employees of the Company, any Parent and any Subsidiary. All other Grants may be granted to Employees, Consultants and Directors, provided such Consultants and Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

4.
Options and Stock Appreciation Rights.

Each Option or Stock Appreciation Right will be in such form and will contain such terms and conditions as the Committee deems appropriate. Each Stock Appreciation Right will be denominated in Share equivalents. The provisions of separate Options or Stock Appreciation Rights need not be identical; provided, however, that each Grant Agreement will conform (through incorporation of provisions hereof by reference in the applicable Grant Agreement or otherwise) to the substance of each of the following provisions.

4.1
Type of Option Grant. All Options will be separately designated as Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under Applicable Law, then the Option (or portion thereof) will be a Nonstatutory Stock Option.
4.2
Exercise Period; Term. Options and Stock Appreciation Rights may be exercisable within the times or upon the events determined by the Committee and as set forth in the Grant Agreement governing such Grant. No Option or Stock Appreciation Right will be exercisable after the expiration of ten (10) years from the date the Option or Stock Appreciation Right is granted, or such shorter period specified in the Grant Agreement. In addition, in the case of an Incentive Stock Option granted to a person who, at the time the Incentive Stock Option is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Holder”), such Option may not be exercisable after the expiration of five (5) years from the date the Incentive Stock Option is granted. The Committee also may provide for Options or Stock

Appreciation Rights to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
4.3
Exercise Price. The Exercise Price of an Option or Stock Appreciation Right will be such price as is determined by the Committee and set forth in the Grant Agreement; provided that (a) in the case of an Incentive Stock Option (i) granted to a Ten Percent Holder, the Exercise Price will be no less than one hundred ten percent (110%) of the Fair Market Value on the date of grant and (ii) granted to any other Employee, the Exercise Price will be no less than one hundred percent (100%) of the Fair Market Value on the date of grant, and (b) in the case of a Nonstatutory Stock Option or Stock Appreciation Right, the Exercise Price will be such price as is determined by the Committee, provided that, if the Exercise Price is less than one hundred percent (100%) of the Fair Market Value on the date of grant, it will otherwise be intended to comply with all Applicable Laws, including Section 409A of the Code. Notwithstanding the foregoing, an Option or Stock Appreciation Right may be granted with an Exercise Price lower than one hundred percent (100%) of the Fair Market Value in connection with an assumption of or substitution for another award as provided in Section 13.2 of the Plan.
4.4
Method of Exercise. An Option or Stock Appreciation Right will be deemed exercised only when the Company receives: (a) notice of exercise (in such form as the Plan Administrator may specify from time to time, including via electronic execution through an authorized third-party administrator) from the person entitled to exercise the Option or Stock Appreciation Right; (b) in the case of an Option, full payment of the applicable Exercise Price in accordance with Section 9 of the Plan and the applicable Grant Agreement; and (c) payment of applicable Tax Related Items, as determined by the Plan Administrator. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except in connection with a Capitalization Adjustment. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
4.5
Settlement of a Stock Appreciation Right. Upon exercise of a Stock Appreciation Right, a Grantee will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price, by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Committee, the payment from the Company for the Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
4.6
Post-Termination Exercise Period. Unless explicitly provided otherwise in a Grantee’s Grant Agreement, if a Grantee’s Continuous Service Status is terminated, the Grantee (or his or her legal representative, in the case of death) may exercise his or her Option or Stock Appreciation Right (to the extent such Grant was exercisable on the termination date) within the following period of time following the termination of the Grantee’s Continuous Service Status:
(a)
three (3) months following a termination of a Grantee’s Continuous Service Status by the Company or any Parent or Subsidiary without Cause or by the Grantee for any reason (other than due to death or Disability);
(b)
six (6) months following a termination due to the Grantee’s Disability;
(c)
twelve (12) months following a termination due to the Grantee’s death; and
(d)
twelve (12) months following the Grantee’s death, if such death occurs following the date of such termination but during the period such Grant is otherwise exercisable (as provided in clauses (a) or (b) above).

Following the termination date, to the extent the Grantee does not exercise such Grant within the applicable post-termination exercise period (or, if earlier, prior to the expiration of the maximum term of such Grant), such unexercised portion of the Grant will terminate, and the Grantee will have no further right, title or interest in the terminated Grant.

4.7
Termination for Cause. Except as otherwise provided in the Grant Agreement, if a Grantee’s Continuous Service Status is terminated by the Company or any Parent or Subsidiary for Cause, the Grantee’s Options or Stock Appreciation Rights will terminate and be forfeited immediately upon such Grantee’s termination of Continuous Service Status, and the Grantee will be prohibited from exercising any portion (including any vested portion) of such Grants on and after the date of such termination of Continuous Service Status. If a Grantee’s Continuous Service Status is suspended pending an investigation of whether the Grantee’s Continuous Service Status will be terminated for Cause, all of the Grantee’s rights under any Option or Stock Appreciation Right, including the right to exercise such Grants, shall be suspended during the investigation period.
4.8
Automatic Extension of Termination Date. Except as otherwise provided in the Grant Agreement, if a Grantee’s Continuous Service Status terminates for any reason other than for Cause and, at any time during the last thirty (30) days of the applicable post-termination exercise period: (i) the exercise of the Grantee’s Option or Stock Appreciation Right would be prohibited solely because the issuance of Shares upon such exercise would violate Applicable Law, or (ii) the immediate sale of any Shares issued upon such exercise would violate the Trading Policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that commences following the date the Grant would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Grant be exercised after the expiration of its maximum term.
4.9
Non-Exempt Employees. If an Option or Stock Appreciation Right is granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, the Option or Stock Appreciation Right will not be first exercisable for any Shares until at least six months following the date of grant of the Option or Stock Appreciation Right (although the Grant may vest prior to such date). Notwithstanding the foregoing, in accordance with the provisions of the U.S. Worker Economic Opportunity Act, any vested portion of such Grant may be exercised earlier than six months following the date of grant of such Grant in the event of (i) such Grantee’s death or Disability, (ii) a Change in Control in which such Grant is not assumed, continued or substituted, or (iii) such Grantee’s retirement (as such term may be defined in the Grant Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or Stock Appreciation Right will be exempt from his or her regular rate of pay.
4.10
Limitations on Exercise. Options and Stock Appreciation Rights may be exercised only with respect to whole Shares. The Plan Administrator may also specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option or Stock Appreciation Right, provided that such minimum number will not prevent Grantee from exercising the Option or Stock Appreciation Right for the full number of Shares for which it is then exercisable. The Committee may, or may authorize the Plan Administrator to, prohibit the exercise of any Option or Stock Appreciation Right during a period of up to thirty (30) days prior to the consummation of any pending Capitalization Adjustment or Change in Control, or any other change affecting the Shares or the Fair Market Value, for reasons of administrative convenience.

4.11
Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds One Hundred Thousand Dollars ($100,000), such excess Options will be treated as Nonstatutory Stock Options. For this purpose, Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option will be determined as of the date of the grant of such Option.
4.12
Modification, Extension or Renewal. Without stockholder approval, the Committee may modify, extend or renew outstanding Options or Stock Appreciation Rights, and authorize the grant of new Options or Stock Appreciation Rights in substitution therefor, including in connection with an Exchange Program. Any such action may not, without the written consent of a Grantee, materially impair any of such Grantee’s rights under any Grant previously granted, except that the Committee may reduce the Exercise Price of an outstanding Option or Stock Appreciation Right without the consent of a Grantee by a written notice (notwithstanding any adverse tax consequences to the Grantee arising from the repricing); provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price. Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.
5.
Restricted Stock Grants.

A Restricted Stock Grant is an offer by the Company to sell or issue (with no payment required, unless explicitly provided otherwise in a Grantee’s Grant Agreement) Shares to a Grantee that are subject to certain specified restrictions (“Restricted Stock”). Each Restricted Stock Grant will be in such form and will contain such terms and conditions as the Committee will deem appropriate. The terms and conditions of Restricted Stock Grants may change from time to time, and the terms and conditions of separate Grant Agreements need not be identical, but each Grant Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Grant Agreement or otherwise) the substance of each of the following provisions.

5.1
Acceptance Procedures. Except as otherwise provided in a Grant Agreement, a Restricted Stock Grant will be accepted by the Grantee’s execution and delivery of the Grant Agreement and full payment of the Purchase Price for the Shares to the Company (if applicable) within thirty (30) days from the date the Grant Agreement is delivered to the Grantee. If the Grantee does not execute and deliver the Grant Agreement along with full payment for the Shares (if applicable) to the Company within such thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.
5.2
Purchase Price. The Purchase Price for Shares issued pursuant to a Restricted Stock Grant, if any, will be determined by the Committee on the date the Restricted Stock Grant is granted and, if permitted by Applicable Law, no cash consideration will be required in connection with the payment for the Purchase Price where the Committee provides that payment shall be in the form of services previously rendered. Payment of the Purchase Price shall be made in accordance with Section 9 of the Plan and the applicable Grant Agreement.
5.3
Dividends and Other Distributions. Grantees holding Restricted Stock Grants will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Committee provides otherwise at the time the Grant is granted. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Grants with respect to which they were paid, unless the Committee provides otherwise at the time the Grant is granted.

6.
Restricted Stock Unit Grants.

An RSU Grant is a Grant covering a number of Shares that may be settled in cash, or by issuance of those Shares at a date in the future. Each RSU Grant will be in such form and will contain such terms and conditions as the Committee will deem appropriate. The terms and conditions of RSU Grants may change from time to time, and the terms and conditions of separate Grant Agreements need not be identical, but each RSU Grant will conform to (through incorporation of the provisions hereof by reference in the Grant Agreement or otherwise) the substance of each of the following provisions.

6.1
Purchase Price. Unless otherwise determined by the Committee, no Purchase Price shall apply to an RSU settled in Shares. Payment of a Purchase Price, if any, shall be made in accordance with Section 9 of the Plan and the applicable Grant Agreement.
6.2
Form and Timing of Settlement. Payment of vested RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Grant Agreement. The Committee, in its sole discretion, may settle vested RSUs in cash, Shares, or a combination of both.
6.3
Dividend Equivalent Rights. The Committee may permit Grantees holding RSUs to receive Dividend Equivalent Rights on outstanding RSUs if and when dividends are paid to stockholders on Shares. In the discretion of the Committee, such Dividend Equivalent Rights may be paid in cash or Shares, and may either be paid at the same time as dividend payments are made to stockholders or delayed until Shares are issued pursuant to the underlying RSUs, and may be subject to the same vesting or performance requirements as the RSUs. If the Committee permits Dividend Equivalent Rights to be made on RSUs, the terms and conditions for such Dividend Equivalent Rights will be set forth in the applicable Grant Agreement.
7.
Performance Grants.
7.1
Types of Performance Grants. A Performance Grant is a Grant that may be granted, may vest or may become eligible to vest contingent upon the attainment during a Performance Period of certain Performance Goals. Performance Grants may be granted as Options, Stock Appreciation Rights, Restricted Stock, RSUs or Other Grants, including cash-based Grants.
7.2
Terms of Performance Grants. Performance Grants will be based on the attainment of Performance Goals that are established by the Committee for the relevant Performance Period. Prior to the grant of any Performance Grant, the Committee will determine and each Grant Agreement shall set forth the terms of each Performance Grant, including, without limitation: (a) the nature, length and starting date of any Performance Period; (b) the Performance Criteria and Performance Goals that shall be used to determine the time and extent to which a Performance Grant has been earned; (c) amount of any cash bonus, or the number of Shares deemed subject to a Performance Grant; and (d) the effect of a termination of Grantee’s Continuous Service Status on a Performance Grant. Grantees may participate simultaneously with respect to Performance Grants that are subject to different Performance Periods and Performance Goals. A Performance Grant may but need not require the Grantee’s completion of a specified period of service.
7.3
Determination of Achievement. The Committee shall determine the extent to which a Performance Grant has been earned in its sole discretion, including the manner of calculating the Performance Criteria and the measure of whether and to what degree such Performance Goals have been attained. The Committee may reduce or waive any criteria with respect to a Performance Goal, or adjust a Performance Goal (or method of calculating the attainment of a Performance Goal) to take into account unanticipated events, including changes in law and accounting or tax rules, as the Committee deems necessary or appropriate, or to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships. The Committee may also adjust or eliminate the compensation or economic benefit due upon attainment of Performance Goals in its sole discretion, subject to any limitations contained in the Grant Agreement and compliance with Applicable Law.
8.
Other Grants.

Other forms of Grants valued in whole or in part by reference to, or otherwise based on, Shares, including the appreciation in value thereof may be granted either alone or in addition to other Grants provided for in the Plan. Subject to the provisions of the Plan and Applicable Law, the Committee may determine the persons to whom and the time or times at which such Other Grants will be granted, the number of Shares (or the cash equivalent thereof) to be granted pursuant to such Other Grants and all other terms and conditions of such Other Grants.

9.
Payment for Purchases and Exercises.

Payment from a Grantee for Shares acquired pursuant to the Plan may be made in cash or cash equivalents or, where approved for the Grantee by the Committee and where permitted by Applicable Law (and to the extent not otherwise set forth in the applicable Grant Agreement):

(a)
by cancellation of indebtedness of the Company owed to the Grantee;
(b)
by surrender of Shares held by the Grantee that are clear of all liens, claims, encumbrances or security interests and that have a Fair Market Value on the date of surrender equal to the aggregate payment required;
(c)
by waiver of compensation due or accrued to the Grantee for services rendered or to be rendered to the Company or an Affiliate;
(d)
by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Plan Administrator in connection with the Plan;
(e)
by the Company withholding otherwise deliverable Shares having a Fair Market Value on the date of withholding equal to the aggregate payment required;
(f)
by any combination of the foregoing; or
(g)
by any other method of payment as is permitted by Applicable Law.

The Committee or the Plan Administrator may limit the availability of any method of payment, to the extent the Committee or the Plan Administrator determines, in its discretion, that such limitation is necessary or advisable to comply with Applicable Law or facilitate the administration of the Plan. Payment of any Purchase Price or Exercise Price shall be made in accordance with any procedures established by the Plan Administrator.

10.
Taxes.
10.1
Responsibility for Taxes. Regardless of any action taken by the Company or any Affiliate, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee, including any employer liability for which the Grantee is liable (the “Tax-Related Items”) is the Grantee’s responsibility and may exceed the amount, if any, withheld by the Company or an Affiliate. If the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Company or an Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
10.2
Withholding Methods. Unless otherwise provided in the Grantee’s Grant Agreement, the Committee, or its delegate(s), as permitted by Applicable Law, in its sole discretion and pursuant to such procedures as it may specify from time to time and subject to limitations of Applicable Law, may require or permit a Grantee to satisfy any applicable withholding obligations for Tax-Related Items, in whole or in part by (without limitation) (a) requiring the Grantee to make a cash payment; (b) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or any Affiliate; (c) withholding from the Shares otherwise issuable pursuant to a Grant; (d) permitting the Grantee to deliver to the Company already-owned Shares or (e) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to a Grant either through a voluntary sale or through a mandatory sale arranged by the Company. By adoption of the Plan, the Committee delegates to the Plan Administrator the authority to adopt policies and procedures, in consultation with the Company’s tax accountants and legal advisors, to determine the Fair Market Value of the Shares solely for purposes of withholding and reporting Tax-Related Items related to Grants granted under the Plan.
10.3
Withholding Tax Rates. The Company or an Affiliate may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including up to the maximum applicable rate in the Grantee’s jurisdiction. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares, for tax purposes, a Grantee is deemed to have been issued the full number of Shares, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. In the event the Company withholds less than it is obligated to withhold in connection with a Grant, the Grantee will indemnify and hold the Company harmless from any liability for Tax-Related Items.
11.
Restrictions on Grants and Shares.
11.1
Transferability of Grants. Except as expressly provided in the Plan or an applicable Grant Agreement, or otherwise determined by the Committee or the Plan Administrator, Grants granted under the Plan will not be transferable or assignable by the Grantee, other than by will or by the laws of descent and distribution. Any Options, Stock Appreciation Rights or Other Grants that are exercisable may only be exercised: (a) during the Grantee’s lifetime only by (i) the Grantee, or (ii) the Grantee’s guardian or legal representative; (b) after the Grantee’s death, by the legal representative of the Grantee’s heirs or legatees. The Committee or the Plan Administrator may permit transfer of Grants in a manner that is not prohibited by Applicable Law.
11.2
Stockholder Rights. No Grantee will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Grantee, except for any Dividend Equivalent Rights or other dividend rights permitted by an applicable Grant Agreement. After Shares are issued to the Grantee, the Grantee will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares, subject to any repurchase or forfeiture provisions in any Restricted Stock Grant, the terms of the Trading Policy, and Applicable Law.
11.3
Escrow; Pledge of Shares. To enforce any restrictions on a Grantee’s Shares, the Committee may require the Grantee to deposit all written or electronic certificate(s) representing Shares, together with stock powers or other instruments of transfer approved by the Plan Administrator, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Plan Administrator may cause a legend or legends referencing such restrictions to be placed on the certificate(s). Any Grantee who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under the Plan may be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Grantee’s obligation to the Company under the promissory note.
11.4
Exchange and Buyout of Grants. Without prior stockholder approval, the Committee may conduct an Exchange Program, subject to consent of an affected Grantee (unless not required in connection with a repricing pursuant to Section 4.12 of the Plan, or under the terms of a Grant Agreement) and compliance with Applicable Law.
11.5
Conditions Upon Issuance of Shares; Securities Matters. The Company will be under no obligation to affect the registration pursuant to the Securities Act of any Shares to be issued hereunder or to effect similar compliance under any state, local or non-U.S. laws. Notwithstanding any other provision of the Plan or any Grant Agreement, the Company will not be obligated, and will have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. The Plan Administrator may require, as a condition to the issuance of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that any related certificates representing such Shares bear such legends, as the Plan Administrator, in its sole discretion, deems necessary or desirable. The exercise or settlement of any Grant granted hereunder will only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise or settlement is in compliance with all Applicable Laws. The Company may, in its sole discretion, defer the effectiveness of any exercise or settlement of a Grant granted hereunder in order to allow the issuance of Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under U.S. federal, state, local or non-U.S. securities laws. The Company will inform the Grantee in writing of its decision to defer the effectiveness of the exercise or settlement of a Grant granted hereunder. During the period that the effectiveness of the exercise of a Grant has been deferred, the Grantee may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.
11.6
Clawback/Recovery Policy. All Grants granted under the Plan will be subject to clawback or recoupment under any clawback or recoupment policy (and any amendments thereto) adopted by the Board or the Committee or required by Applicable Law during the term of Grantee’s employment or other service with the Company that is applicable to Officers, Employees, Directors or other service providers of the Company, regardless of whether such adoption (or amendment) is before or after the date the applicable Grant is granted. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in a Grant Agreement as the Committee determines necessary or appropriate. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan or agreement with the Company.
12.
General Provisions Applicable to Grants.
12.1
Vesting. The total number of Shares subject to a Grant may vest in periodic installments that may or may not be equal. The Committee may impose such restrictions on or conditions to the vesting and/or exercisability of a Grant as determined by the Committee, and which may vary.
12.2
Termination of Continuous Service Status. Except as otherwise provided in the applicable Grant Agreement or as determined by the Committee, if a Grantee’s Continuous Service Status terminates for any reason, vesting of a Grant will cease and such portion of a Grant that has not vested will be forfeited, and the Grantee will have no further right, title or interest in any then-unvested portion of the Grant. In addition, the Company may receive through a forfeiture condition or a repurchase right any or all of the Shares held by the Grantee under a Restricted Stock Grant that have not vested as of the date of such termination, subject to the terms of the applicable Grant Agreement.
12.3
No Employment or Other Service Rights. Nothing in the Plan or any Grant granted under the Plan will confer or be deemed to confer on any Grantee any right to continue in the employ of, or to continue any other relationship with, the Company or an Affiliate or limit in any way the right of the Company or an Affiliate to terminate Grantee’s employment or other relationship at any time. Furthermore, to the extent the Company is not the employer of a Grantee, the grant of a Grant will not establish or amend an employment or other service relationship between the Company and the Grantee. Nothing in the Plan or any Grant will constitute any promise or commitment by the Company or an Affiliate regarding future work assignments, future compensation or any other term or condition of employment or service.
12.4
Effect on Other Employee Benefit Plans. The value of and income from any Grant granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Grantee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
12.5
Leaves of Absence. To the extent permitted by Applicable Law, the Committee or the Plan Administrator, in that party’s sole discretion, may determine whether Continuous Service Status will be considered interrupted in the case of any leave of absence. Continuous Service Status as an Employee for purposes of Incentive Stock Options shall not be considered interrupted or terminated in the case of: (a) Company approved sick leave; (b) military leave; (c) any other bona fide leave of absence approved by the Company, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. In the case of an approved leave of absence, the Plan Administrator may make such provisions respecting suspension of vesting and crediting of service (including pursuant to a formal policy adopted from time to time by the Company) as it may deem appropriate, except that in no event may an Option or Stock Appreciation Right be exercised after the expiration of the term set forth in the Grant Agreement.
12.6
Change in Time Commitment. In the event a Grantee’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Grantee is an Employee of the Company and the Employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any Grant, the Committee or the Plan Administrator, in that party’s sole discretion, may (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Grant that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such Grant (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the Grantee will have no right with respect to any portion of the Grant that is so amended.
12.7
Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Grantee has access).
12.8
Deferrals. To the extent permitted by Applicable Law, the Committee, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Grant may be deferred and may establish programs and procedures for deferral elections to be made by Grantees. Deferrals by Grantees will be made in accordance with Section 409A of the Code, if applicable, and any other Applicable Law.
12.9
Compliance with Section 409A of the Code. Unless otherwise expressly provided in a Grant Agreement, the Plan and Grant Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Grants granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Committee determines that any Grant granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Grant Agreement evidencing such Grant will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent a Grant Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Grant Agreement. To the extent that any amount constituting deferred compensation under Section 409A of the Code would become payable under the Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A. If a Grantee holding a Grant that constitutes deferred compensation under Section 409A of the Code is a specified employee within the meaning of Section 409A of the Code, no distribution or payment of any amount hereunder that is payable because of a separation from service (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Grantee’s separation from service or, if earlier, the date of the Grantee’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses or, if earlier, the date of such death, with the balance paid thereafter on the original schedule. Each payment payable under a Grant Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will any Grantee have a right to payment or reimbursement or otherwise from the Company or its Affiliates, or their successors or assigns, for any taxes imposed or other costs incurred as a result of Section 409A of the Code.
12.10
Execution of Additional Documents. The Company may require a Grantee to execute any additional documents or instruments necessary or desirable, as determined by the Plan Administrator, to carry out the purposes or intent of the Grant, or facilitate compliance with securities, tax and/or other regulatory requirements, at the Plan Administrator’s request.
13.
Other Corporate Events.
13.1
Change in Control. In the event that the Company is subject to a Change in Control, outstanding Grants acquired under the Plan shall be subject to the agreement evidencing the Change in Control, which need not treat all outstanding Grants in an identical manner. Such agreement, without the Grantee’s consent, may provide for one or more of the following with respect to all outstanding Grants as of the effective date of such Change in Control:
(a)
The continuation of an outstanding Grant by the Company (if the Company is the successor entity).
(b)
The assumption of an outstanding Grant by the successor or acquiring entity (if any) of such Change in Control (or by its parents, if any), which assumption will be binding on all selected Grantees; provided that the Exercise Price and the number and nature of shares issuable upon exercise of any Option or Stock Appreciation Right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable.

(c)
The substitution by the successor or acquiring entity in such Change in Control (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding Grants (except that the Exercise Price and the number and nature of shares issuable upon exercise of any Option or Stock Appreciation Right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable).
(d)
The full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Grant and lapse of the Company’s right to repurchase or re-acquire shares acquired under a Grant or lapse of forfeiture rights with respect to shares acquired under a Grant.
(e)
The settlement of such outstanding Grant (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a Fair Market Value equal to the required amount provided in the definitive agreement evidencing the Change in Control, followed by the cancellation of such Grants; provided however, that such Grant may be cancelled without consideration if such Grant has no value, as determined by the Committee in its sole discretion. Subject to compliance with Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Grant would have become exercisable or vested. Such payment may be subject to vesting based on the Grantee’s Continuous Service Status, provided that the vesting schedule shall not be less favorable to the Grantee than the schedule under which the Grant would have become vested or exercisable. For purposes of this paragraph, the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.
(f)
The cancellation of outstanding Grants (regardless of whether vested or unvested) in exchange for no consideration.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Grants, as provided above, pursuant to a Change in Control, the Committee will notify the Grantee in writing or electronically that such Grant will be exercisable (to the extent vested and exercisable pursuant to its terms) for a period of time determined by the Committee in its sole discretion, and such Grant will terminate upon the expiration of such period.

13.2
Assumption of Grants by the Company. The Company, from time to time, may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting a Grant under the Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to a Grant granted under the Plan (a “Substitute Grant”). Such substitution or assumption will be permissible if the holder of the Substitute Grant would have been eligible to be granted a Grant under the Plan if the other company had applied the rules of the Plan to such grant. The Exercise Price and the number and nature of Shares issuable upon exercise or settlement of any such Substitute Grant will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable.
14.
Administration.
14.1
Committee Authority. The Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of the Plan, and any charter adopted by the Board governing the actions of the Committee, the Committee will have full power to implement and carry out the Plan. Without limitation, the Committee will have the authority to, subject to the preceding sentence:

(a)
construe and interpret the Plan, any Grant Agreement and any other agreement or document executed pursuant to the Plan;
(b)
prescribe, amend, expand, modify and rescind or terminate rules and regulations relating to the Plan or any Grant (including the terms or conditions of any Grant);
(c)
approve persons to receive Grants;
(d)
determine the form, terms and conditions of Grants;
(e)
determine the number of Shares or other consideration subject to Grants;
(f)
determine the Fair Market Value in good faith and interpret the applicable provisions of the Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)
determine whether Grants will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Grants under the Plan or awards under any other incentive or compensation plan of the Company or any Affiliate;
(h)
grant waivers of any conditions of the Plan or any Grant;
(i)
determine the vesting, exercisability and payment of Grants;
(j)
correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Grant or any Grant Agreement;
(k)
determine whether a Grant has been earned or has vested;
(l)
determine the terms and conditions of any, and to institute any Exchange Program;
(m)
adopt or revise rules and/or procedures (including the adoption or revision of any subplan under the Plan) relating to the operation and administration of the Plan to facilitate compliance with requirements of local law and procedures outside the United States, (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Grant Agreement made to ensure or facilitate compliance with the laws or regulations of the relevant foreign jurisdiction);
(n)
delegate any of the foregoing to one or more Officers or Employees pursuant to a specific delegation as permitted by the terms of the Plan and Applicable Law, including Section 157(c) of the Delaware General Corporation Law; and
(o)
make all other determinations necessary or advisable in connection with the administration of the Plan.
14.2
Indemnification. To the maximum extent permitted by Applicable Laws and consistent with the Company’s Articles of Incorporation, Certificate of Incorporation and Bylaws, each member of the Committee (including officers of the Company or an Affiliate of the Company, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Grant except for actions taken in bad faith or failures to act in good faith, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation, Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.
14.3
Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Grant shall be made in its sole discretion at the time of grant of the Grant or, unless in contravention of any express term of the Plan or Grant, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Grant under the Plan. Any dispute regarding the interpretation of the Plan or any Grant Agreement shall be submitted by the Grantee or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Grantee. The Committee may delegate to the Plan Administrator or one or more Officers the authority to review and resolve disputes with respect to Grants held by Grantees who are not Insiders, and such resolution shall be final and binding on the Company and the Grantee.
14.4
Section 16 of the Exchange Act. Grants granted to Grantees who are subject to Section 16 of the Exchange Act must be approved by a committee of the Board that at all times consists solely of two or more Non-Employee Directors. Nothing herein shall create an inference that a Grant is not validly granted under the Plan in the event Grants are not granted under the Plan by a committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.
14.5
Plan Administrator. The Committee may appoint a Plan Administrator, who will have the authority to administer the day-to-day operations of the Plan and to make certain ministerial decisions without Committee approval as provided in the Plan or pursuant to resolutions adopted by the Committee. The Plan Administrator may not grant Grants.
14.6
Failure to Comply. In addition to the remedies of the Company elsewhere provided for herein, failure by a Grantee to comply with any of the terms and conditions of the Plan or any Grant Agreement, unless such failure is remedied by such Grantee within ten (10) days after having been notified of such failure by the Plan Administrator, shall be grounds for the cancellation and forfeiture of such Grant, in whole or in part, as the Committee, in its sole discretion, may determine.
14.7
Foreign Grant Recipients. Notwithstanding any provision of the Plan to the contrary, in order to facilitate compliance with the Applicable Laws and practices in other countries in which the Company and its Affiliates operate or have Employees or other persons eligible for Grants, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company or an Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Grant granted to individuals outside the United States or foreign nationals to comply with Applicable Laws or foreign policies, customs and practices; (d) establish sub-plans, modify exercise procedures and adopt other rules and/or procedures relating to the operation and administration of the Plan in jurisdictions other than the United States (including to qualify Grants for special tax treatment under laws of jurisdictions other than the United States); provided, however, that no such sub-plans and/or modifications will increase the share limitations contained in Section 2.1; and (e) take any action, before or after a Grant is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Grants will be granted, that would violate any Applicable Law in the United States.

14.8
Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
14.9
Severability. If all or any part of the Plan or a Grant Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not serve to invalidate any portion of the Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
14.10
Corporate Action Constituting Grant of Grants. Corporate action constituting a grant by the Company of a Grant to any Grantee will be deemed completed as of the date of such corporate action, unless otherwise determined by the Plan Administrator, regardless of when the instrument, certificate, or letter evidencing the Grant is communicated to, or actually received or accepted by, the Grantee. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the Grant contain terms (e.g., Exercise Price, Purchase Price, vesting schedule or number of Shares) are inconsistent with those in the Grant Agreement or related grant documents as a result of a clerical error in the preparation of the Grant Agreement or related grant documentation, the corporate records will control, and the Grantee will have no legally binding right to the incorrect term in the Grant Agreement or related grant documentation.
14.11
Expenses and Receipts. The expenses of the Plan will be paid by the Company. Any proceeds received by the Company in connection with any Grant will be used for general corporate purposes.
14.12
Governing Law. The Plan and all Grants granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.
14.13
Headings. The headings in the Plan are included solely for convenience of reference and if there is any conflict between such headings and the text of the Plan, the text shall control.
15.
Effectiveness, Amendment and Termination of the Plan.
15.1
Adoption and Stockholder Approval. The Plan will come into existence on the Effective Date.
15.2
Amendment of the Plan. The Committee may amend the Plan or any Grant in any respect the Committee deems necessary or advisable, subject to the limitations of Applicable Law and this section and Section 15.4. If required by Applicable Law, the Company will seek stockholder approval of any amendment of the Plan that (a) materially increases the number of Shares available for issuance under the Plan (excluding any Capitalization Adjustment), (b) materially expands the class of individuals eligible to receive Grants under the Plan, (c) materially increases the benefits accruing to Grantees under the Plan, (d) materially reduces the price at which Shares may be issued or purchased under the Plan, (e) materially extends the term of the Plan, (f) materially expands the types of Grants available for issuance under the Plan, or (g) as otherwise required by Applicable Law.
15.3
Suspension or Termination of the Plan. The Plan shall terminate automatically on the tenth (10th) anniversary of the Effective Date. No Grant will be granted pursuant to the Plan after such date, but

Grants previously granted may extend beyond that date. The Committee may suspend or terminate the Plan at any earlier date at any time. No Grants may be granted under the Plan while the Plan is suspended or after it is terminated.
15.4
No Impairment. No amendment, suspension or termination of the Plan or any Grant may materially impair a Grantee’s rights under any outstanding Grant, except with the written consent of the affected Grantee or as otherwise expressly permitted in the Plan. Subject to the limitations of Applicable Law, if any, the Committee may amend the terms of any one or more Grants without the affected Grantee’s consent (a) to maintain the qualified status of the Grant as an Incentive Stock Option under Section 422 of the Code; (b) to change the terms of an Incentive Stock Option, if such change results in impairment of the Grant solely because it impairs the qualified status of the Grant as an Incentive Stock Option; (c) to clarify the manner of exemption from, or to bring the Grant into compliance with, Section 409A of the Code; or (d) to facilitate compliance with other Applicable Laws.
16.
Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
16.1
“Affiliate” means a Parent, a Subsidiary or any corporation or other Entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
16.2
“Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental or regulatory body or self-regulatory organization (including the New York Stock Exchange, Nasdaq Stock Market and the Financial Industry Regulatory Authority).
16.3
“Board” means the Board of Directors of the Company.
16.4
“Cause” will have the meaning ascribed to such term in any written agreement between the Grantee and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Grantee, the occurrence of any of the following events: (a) Grantee’s unauthorized misuse of the Company’s trade secrets or proprietary information; (b) Grantee’s conviction of or plea of nobo contendere to a felony or a crime involving moral turpitude; (c) Grantee’s committing an act of fraud against the Company; or (d) Grantee’s gross negligence or willful misconduct in the performance of his or her duties that has had or is likely to have a material adverse effect on the Company. For purposes of this definition, the term “Company” will be interpreted to include any Subsidiary, Parent or Affiliate of the Company, as appropriate.
16.5
“Change in Control” means:
(a)
the consummation of any consolidation or merger of the Company with any other entity, other than transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such consolidation or merger;
(b)
any Exchange Act Person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (b) the acquisition of additional securities by any one person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;
(c)
the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned Subsidiaries of the Company; or
(d)
a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (d), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change in Control.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of an Entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

16.6
“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
16.7
“Committee” means the Compensation Committee of the Board, or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by Applicable Law and in accordance with the Plan.
16.8
“Common Stock” means the Class A Common Stock of the Company.
16.9
“Company” means American Bitcoin Corp., a Delaware corporation, or any successor corporation.
16.10
“Consultant” means any natural person, including an advisor or independent contractor, that is engaged to render services to the Company or an Affiliate.
16.11
“Continuous Service Status” means continued service as an Employee, Director or Consultant. Continuous Service Status shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its Affiliates, or their respective successors, or a change in status (for example, from an Employee to a Consultant). The Committee or the Plan Administrator, in that party’s sole discretion, shall determine whether a Grantee’s Continuous Service Status has ceased and the effective date of such termination.
16.12
“Director” means a member of the Board.
16.13
“Disability” means (a) in the case of Incentive Stock Options, total and permanent disability as defined in Section 22(e)(3) of the Code, and (b) in the case of other Grants, unless the applicable Grant Agreement provides otherwise, that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option, the Committee may rely on any determination that a Grantee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Grantee participates.

16.14
“Dividend Equivalent Right” means the right of a Grantee, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Grantee in an amount equal to the cash, stock or other property dividends in amounts equal equivalent to cash, stock or other property dividends for each Share represented by a Grant held by such Grantee.
16.15
“Effective Date” means the date of the completion of the Merger.
16.16
“Employee” means any person employed by the Company, or any Affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Plan Administrator in its sole discretion, subject to any requirements of Applicable Law, including the Code. Service as a Director or payment by the Company or an Affiliate of a director’s fee shall not be sufficient to constitute “employment” of such Director by the Company or any Affiliate.
16.17
“Entity” means a corporation, partnership, limited liability company or other entity.
16.18
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
16.19
“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company; (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company; (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities; (iv) an Entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
16.20
“Exchange Program” means a program pursuant to which (a) outstanding Grants are surrendered, cancelled or exchanged for cash, the same type of Grant or a different Grant (or combination thereof) or (b) the Exercise Price of an outstanding Grant is increased or reduced.
16.21
“Exercise Price” means, with respect to an Option, the price per Share at which a holder may purchase the Shares issuable upon exercise of an Option, and with respect to a Stock Appreciation Right, the price per share at which the Stock Appreciation Right is granted to the holder thereof.
16.22
“Fair Market Value” means, as of any date, the per Share value of the Common Stock determined as follows:
(a)
If such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable, unless another method is approved by the Committee and subject to compliance with Applicable Law (including Section 409A of the Code).
(b)
If such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable.
(c)
If none of the foregoing is applicable, by the Board or the Committee in good faith (and in accordance with Section 409A of the Code, as applicable).

16.23
“Fully Diluted Shares” means, at the applicable time of measurement, all issued and outstanding Shares calculated assuming that all securities of the Company, including outstanding Grants and any preferred shares, that are or may be convertible or exchangeable for Shares are so converted or exchanged for this purpose.
16.24
“Grant” means any award granted under the Plan, including any Option, Restricted Stock Grant, Restricted Stock Unit Grant, Stock Appreciation Right, Performance Grant or Other Grant.
16.25
“Grant Agreement” means a written or electronic agreement between the Company and a Grantee documenting the terms and conditions of a Grant. The term “Grant Agreement” will also include any other written agreement between the Company or an Affiliate and a Grantee containing additional terms and conditions of, or amendments to, a Grant.
16.26
“Grantee” means a person to whom a Grant is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Grant.
16.27
“Incentive Stock Option” means an Option granted pursuant to the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
16.28
“Insider” means an officer or Director of the Company or any other person whose transactions in the Common Stock are subject to Section 16 of the Exchange Act.
16.29
“Merger” means the transactions contemplated by the Agreement and Plan of Merger, by and between Gryphon Digital Mining, Inc.; GDM Merger Sub I Inc.; GDM Merger Sub II LLC; and the Company, dated as of May 9, 2025.
16.30
“Non-Employee Director” means a Director who is not an Employee of the Company or any Affiliate, and who satisfies the requirements of a “non-employee director” within the meaning of Section 16 of the Exchange Act.
16.31
“Nonstatutory Stock Option” means any Option granted pursuant to the Plan that does not qualify as an Incentive Stock Option.
16.32
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
16.33
“Option” means a contract right to purchase Shares at a fixed Exercise Price per share, subject to certain conditions, if applicable, granted pursuant to the Plan.
16.34
“Other Grant” means a Grant based in whole or in part by reference to Shares that is granted pursuant to the terms and conditions of the Plan.
16.35
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
16.36
“Performance Grant” means an award that may vest or may be earned or exercised, in whole or in part, contingent upon the attainment during a Performance Period of one or more Performance Goals and which is granted pursuant to the terms and conditions of the Plan.
16.37
“Performance Criteria” means one or more objective or subjective criteria either individually, alternatively or in any combination applied to the Grantee, the Company, any business unit or

Subsidiary, that the Committee selects for purposes of establishing the Performance Goals for a Performance Period.
16.38
“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.
16.39
“Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Grantee’s right to vesting, exercise and/or settlement of a Grant. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.
16.40
“Plan” means the American Bitcoin Corp. 2025 Omnibus Incentive Plan, as it may be amended from time to time.
16.41
“Plan Administrator” means one or more Officers or Employees designated by the Committee to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.
16.42
“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or Stock Appreciation Right.
16.43
“Restricted Stock Grant” means an award of Shares that is granted pursuant to the terms and conditions of the Plan.
16.44
“Restricted Stock Unit Grant” or “RSU Grant” means a right to receive Shares that is granted pursuant to the terms and conditions of the Plan.
16.45
“Securities Act” means the U.S. Securities Act of 1933, as amended.
16.46
“Shares” means shares of Common Stock.
16.47
“Stock Appreciation Right” means a right to receive the appreciation value on the Shares subject to the Grant that is granted pursuant to the terms and conditions of the Plan.
16.48
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of Entities beginning with the Company if each of the corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporation in such chain.
16.49
“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber shares of the Company’s capital stock, as in effect from time to time, and shall apply to each Grant whether such policy is implemented (or amended) before or after a Grant.